Exhibit 3.1

State of Delaware
LIMITED LIABILITY COMPANY
CERTIFICATION OF FORMATION
OF

BREEZE-EASTERN LLC

The undersigned, for the purpose of formation of a limited liability company under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Title 6, Chapter 18 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

FIRST:    The name of the limited liability company (hereinafter called the "Company") is Breeze-Eastern LLC.

SECOND: The address, including street, number, city and county of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle; and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the limited liability company is to engage in any lawful act or activity for which a limited liability company may be organized under the Delaware Limited Liability Company Act.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Breeze-Eastern LLC this 22nd day of January, 2016.

/s/ Christian D. Saine
Christian D. Saine
Authorized Representative

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:32 PM 01122no16
FILED 02:32 PM 01122no16
SR 20160357890 - FileNumber 2096701